Exhibit 99.1

Warrior Met Coal Announces Expiration and Results of Concurrent Tender Offers For

its 8.00% Senior Secured Notes Due 2024

BROOKWOOD, AL – (March 25, 2019) –Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced the results of (i) its previously announced offer to purchase (the “Restricted Payment Offer”), in cash, up to $150,000,000 principal amount of the Company’s outstanding 8.00% Senior Secured Notes due 2024 (the “Notes”), at a repurchase price of 103% of the aggregate principal amount of such Notes, plus accrued and unpaid interest with respect to such Notes to, but not including, the date of repurchase (the “Restricted Payment Repurchase Price”), and (ii) its previously announced concurrent, but separate, cash tender offer (the “Tender Offer” and, together with the Restricted Payment Offer, the “Offers”) to purchase up to $150,000,000 principal amount of the Notes at a repurchase price of 104.25% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to, but not including, the date of repurchase (the “TO Repurchase Price”). The Offers expired at 5:00 P.M., New York City time, on March 22, 2019 (such date and time, the “Expiration Date”).

Restricted Payment Offer Results:

As of the Expiration Date, $1,900,000 aggregate principal amount of the Notes were validly tendered and not validly withdrawn pursuant to the Restricted Payment Offer. Pursuant to the terms of the Restricted Payment Offer:

(1) an automatic pro ration factor of 31.5789% was applied to the $1,900,000 aggregate principal amount of the Notes that were validly tendered and not validly withdrawn in the Restricted Payment Offer (rounded down to avoid the purchase of Notes in a principal amount other than in integrals of $1,000), which resulted in $599,000 aggregate principal amount of the Notes (the “RP Pro-Rated Tendered Notes”);

(2) the Company will accept all $599,000 aggregate principal amount of the RP Pro-Rated Tendered Notes for payment of the Restricted Payment Repurchase Price in cash; and

(3) the remaining balance of $1,301,000 aggregate principal amount of the Notes tendered that were not RP Pro-Rated Tendered Notes will not be accepted for payment by the Company and will be returned to the tendering holder of the Notes.

The Company expects to make payment for the RP Pro-Rated Tendered Notes on March 25, 2019.

Accordingly, pursuant the terms of the indenture governing the Notes, the Company is permitted in the future to make one or more restricted payments in the form of special dividends to holders of the Company’s common stock and/or repurchases of the Company’s common stock in the aggregate amount of up to $299,401,000 without having to make another offer to repurchase Notes. Any such restricted payment would be subject to approval by the board of directors of the Company.

D.F. King & Co., Inc. acted as the Tender Agent and Information Agent with respect to the Restricted Payment Offer.

Tender Offer Results:

As of the Expiration Date, $415,099,000 aggregate principal amount of the Notes were validly tendered and not validly withdrawn pursuant to the Tender Offer. Pursuant to the terms of the Tender Offer:

(1) an automatic pro ration factor of 31.5789% was applied to the $415,099,000 aggregate principal amount of the Notes that were validly tendered and not validly withdrawn in the Tender Offer (rounded down to avoid the purchase of Notes in a principal amount other than in integrals of $1,000), which resulted in $130,966,000 aggregate principal amount of the Notes (the “TO Pro-Rated Tendered Notes”);

(2) the Company will accept all $130,966,000 aggregate principal amount of the TO Pro-Rated Tendered Notes for payment of the TO Repurchase Price in cash; and

(3) the remaining balance of $284,133,000 aggregate principal amount of the Notes tendered that were not TO Pro-Rated Tendered Notes will not be accepted for payment by the Company and will be returned to the tendering holder of the Notes.

The Company expects to make payment for the TO Pro-Rated Tendered Notes on March 26, 2019.

D.F. King & Co., Inc. acted as the Tender Agent and Information Agent with respect to the Tender Offer, and Goldman, Sachs & Co. acted as Dealer Manager for the Tender Offer.

Immediately following the closing of the Offers, approximately $343,435,000 aggregate principal amount of the Notes will remain outstanding.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell the Notes or any other securities. The Offers were made only through and subject to the terms and conditions set forth in (i) the Restricted Payment Notice and Offer to Purchase and accompanying letter of transmittal for the Restricted Payment Offer and (ii) the Offer to Purchase and accompanying letter of transmittal for the Tender Offer. The Offers were not made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Warrior Met Coal

Warrior Met Coal is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Australian LV Index. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.

The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. Specifically, the Company cannot assure you that the proposed transactions described above, including the successful completion of the Tender Offer or that any restricted payments, whether in the form of special dividends and/or repurchases of the Company’s common stock, will be consummated. Information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed from time to time with the SEC. The Company’s filings with the SEC are available on the SEC’s website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

William Stanhouse, 205-554-6131

william.stanhouse@warriormetcoal.com